SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Victory Variable Insurance Funds II
Address of Principal
Business Office:	15935 La Cantera Pkwy
Telephone Number:	San Antonio, TX 78256
(800) 539-3863
Name and Address of Agent
for Service of Process:	Patricia McClain
Victory Variable Insurance Funds II
c/o Victory Capital Management Inc.
15935 La Cantera Pkwy
San Antonio, TX 78256
With copies to:
Jay G. Baris
Matthew Kutner
Sidley Austin LLP
787 7th Avenue
New York, NY 10019

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒Yes ☐ No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Victory Variable Insurance Funds II has caused this notification of registration to be duly signed on its behalf in the city of San Antonio and the state of Texas on the 30th day of October 2024.

Victory Variable Insurance Funds II
	By:	/s/ Thomas Dusenberry
Attest:	/s/ Patricia McClain	President

Secretary
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